EXHIBIT 99.1

DIMON Incorporated Tel: 804 792 7511 512 Bridge Street Post Office Box 681 Danville, VA 24543-0681 USA
FOR IMMEDIATE RELEASE	Contact:	Ritchie L. Bond
(804) 791-6952
May 9, 2001

DIMON Reports Improved Third Quarter Results Confirms 2001 Fiscal Year Earnings Guidance

Danville, VA - DIMON Incorporated (NYSE: DMN) today announced that net income for the third quarter ended March 31, 2001, was $2.7 million, or $0.06 per share, an improvement over last year's net income of $1.9 million, or $0.04 per share. Net income for the nine months ended March 31, 2001 was $9.3 million, or $0.21 per share, compared to a net loss of $0.4 million, or ($0.01) per share, in the prior year.

DIMON's current net income contained non-cash charges of $3.9 million and $5.9 million for the quarter and nine months, respectively, from the current year application of Statement of Financial Accounting Standards No. 133, " Accounting for Derivative Instruments and Hedging Activities", to interest rate swap instruments. Also included in the current quarter results was a $3.9 million benefit from a real estate-related litigation recovery. On an adjusted basis, net of these items, net income was $2.6 million, or $0.06 per share, and $10.4 million, or $0.23 per share, for the quarter and nine months, respectively.

Sales and other operating revenues were $399.1 million for the current quarter, a 9.4% increase compared to $364.8 million in the prior year. Increased shipments from the North American and African origins were partially offset by reduced shipments from South American origins, due primarily to weather-related delays in the current year Brazilian crop. Reflecting successful efforts to enhance operating efficiency, gross margin held relatively stable at 10.1% for the current quarter compared to 10.9% in the prior year, despite the lower proportion of higher margin South American origin sales during the quarter.

Although the overall demand for leaf tobacco remains below historical levels, global trading conditions continue to improve. Trading prospects for the current year South American and African crops continue to be encouraging. Despite initial weather-related delays, processing and shipping of the current year Brazilian crop is progressing well. In a pattern similar to the prior year, the auction market in Zimbabwe has opened to initially light volumes. However, indications of the overall current year Zimbabwe crop include good quality and an optimal total volume available. Thus far, DIMON's operations in Zimbabwe have not been materially affected by unrest in that country, and the current year crop is expected to be received and processed without material disruption.

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Selling, general and administrative expenses for the quarter were up by $1.3 million or 5.8% compared to the prior year due primarily to the recognition of incentive compensation expense accruals. During the prior year quarter, incentive compensation accruals recorded during the first two quarters of the prior fiscal year amounting to $1.3 million were appropriately reversed when it became apparent that established performance hurdles for that year could not be achieved.

DIMON's balance sheet continues to reflect the strategic benefits from ongoing programs to reduce debt and working capital requirements. Global uncommitted inventories remained at near optimal levels throughout the current quarter. At March 31, 2001, total debt amounted to $593.0 million, a reduction of $109.5 million, or 15.6%, compared to March 31, 2000. Reduced debt balances outstanding during the current quarter allowed interest expense to decline by $1.8 million, or 13.1%, compared to the prior year.

Brian J. Harker, President and Chief Executive Officer, stated, "I am very pleased that DIMON's strong position in an improving market is continuing to drive higher earnings. Our market environment continues to strengthen as the global supply and demand for leaf tobacco trends toward equilibrium. DIMON's operating performance also continues to reflect the substantial benefits of our strategic programs to adjust production capacity, reduce operating costs, and strengthen our balance sheet. As a result, we continue to expect strong improvement in DIMON's full fiscal year 2001 financial results over last year. We are cautiously optimistic regarding our ability to process and ship the forecasted portion of the delayed Brazilian crop prior to June 30, 2001. Accordingly, we are pleased to confirm our earlier earnings guidance, now on an adjusted basis, for the full fiscal year at between $0.55 and $0.57 per share."

This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from the Company's expectations and projections. Risks and uncertainties include changes in the timing of anticipated shipments, changes in anticipated geographic product sourcing, political instability in sourcing locations, currency and interest rate fluctuations, shifts in the global supply and demand position for the Company's tobacco products, and the impact of regulation and litigation on the Company's customers. A further list and description of these risks, uncertainties and other factors can be found in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2000 and other filings with the Securities and Exchange Commission.

DIMON Incorporated is the world's second largest dealer of leaf tobacco with operations in more than 30 countries. As the Company's business is seasonal, the results of a single quarter are not necessarily indicative of the results to be expected for the full year. For more information on DIMON, visit the Company's website at www.dimon.com.

DIMON will host an earnings conference call with analysts and institutional investors that will be broadcast live over its website at www.dimon.com at 10:00 AM Eastern Daylight Time, Thursday, May 10th. To listen to the call, please go to the "Investor Relations" section of the website at least fifteen minutes ahead of time to register. A replay will also be available shortly after the call.

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	Condensed Statement of Consolidated Income	Third Quarter				First Nine Months
		March 31				March 31
	(Unaudited - 000's Except Per Share Data)	2001		2000		2001		2000
	_____________________________________________________________________________________________________________________________
	Sales and other operating revenues ............	$399,079		$364,809		$1,110,152		$1,145,868
	Cost of goods and services sold............	358,855		325,156		979,900		1,028,136
	_____________________________________________________________________________________________________________________________
	Gross profit.....................	$ 40,224		$ 39,653		$ 130,252		$ 117,732
	Selling, administrative and general expenses .......	24,334		22,995		74,422		74,319
	Restructuring (recovery).................	-		-		(605)		-
	Settlement of litigation (recovery) ............	(3,923)		-		(3,923)		-
	_____________________________________________________________________________________________________________________________
	Operating income .................................	$ 19,813		$ 16,658		$ 60,358		$ 43,413
	Interest expense .................................	12,221		14,061		41,499		44,056
	Current charge derivative financial instruments .......	3,863		-		5,865		-
	Income tax expense (benefit) .......................	970		597		3,379		(148)
	Equity in net income (loss) of investee
	companies, net of income taxes .............	(76)		(66)		(193)		84
	_____________________________________________________________________________________________________________________________
	Income (loss) before cumulative effect
	of accounting change ................	$ 2,683		$ 1,934		$ 9,422		$ (411)
	Cumulative effect of accounting changes, net of tax:
	Reporting period of subsidiaries ............	-		-		284		-
	Derivative financial instruments ............	-		-		(387)		-
	_____________________________________________________________________________________________________________________________
	Net income (loss) ..........................	$ 2,683		$ 1,934		$ 9,319		$ (411)
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	Basic income (loss) per share
	Income (loss) before effect of cumulative
	accounting changes .................	$.06		$.04		$.21		$(.01)
	Cumulative effect of accounting changes, net of tax ...	-		-		-		-
	_____________________________________________________________________________________________________________________________
	Net Income (loss) .............................	$.06		$.04		$.21		$(.01)
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	Diluted income (loss) per share
	Income (loss) before effect of cumulative
	accounting changes .................	$.06		$.04		$.21		$(.01)
	Cumulative effect of accounting changes, net of tax ...	-		-		-		-
	_____________________________________________________________________________________________________________________________
	Net Income (loss).............................	$.06	*	$.04	*	$.21	*	$(.01)	*
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	Average number of shares outstanding:
	Basic.....................................	44,525		44,525		44,525		44,525
	Diluted.....................................	44,984	*	44,525	*	44,738	*	44,525	*
	Cash dividends per share...............	$.05		$.05		$.15		$.15
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*	Assumed conversion of Convertible Debentures at the beginning of the period has an antidilutive effect on earnings per share.

Note 1 - Reporting Period of Subsidiaries: Effective July 1, 2000, four of the Company's European subsidiaries changed their fiscal year end from March 31 to June 30. For the quarter ended March 31, 2001, and the nine months ended March 31, 2001, net income of $284 earned by the affected subsidiaries during the period between April 1, 2000 and June 30, 2000 has been recognized as a cumulative effect of accounting changes.

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Note 2 - Derivative Financial Instruments: Effective July 1, 2000, the Company adopted Statement of Financial Accounting Standards No. 133 (FAS133), "Accounting for Derivative Instruments and Hedging Activities." At September 30, 2000, in accordance with the transition provisions, the Company recorded as the cumulative effect of an accounting change a $387 loss, net of applicable taxes, in the statement of operations, for the unrealized fair market value of certain interest rate swap instruments. FAS133 eliminates special hedge accounting if the interest rate swap instruments do not meet certain criteria, thus requiring the Company to recognize all changes in their fair value in its current earnings. For the quarter and nine months ended March 31, 2001, the Company recognized non-cash charges of $3.9 and $5.9 million, respectively, from the change in the fair value of those swap instruments not qualified as hedges. As a result of fluctuations in interest rates, and volatility in market expectations, the fair market value of interest rate swap instruments can be expected to appreciate or depreciate over time. The Company plans to continue its practice of economically hedging various components of its debt portfolio. However, as a result of FAS133, such swap instruments may now create volatility in future reported earnings.

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